EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Champions Oncology, Inc. on Form S-1 to be filed on September 24, 2015 of our report dated July 29, 2015, on our audit of the consolidated financial statements as of April 30, 2015 and for the year then ended, which report was included in the Annual Report on Form 10-K filed July 29, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/S/ EisnerAmper LLP

Iselin, New Jersey

September 24, 2015